Exhibit 99.1

Contacts: Investor Relations Evan Black 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 SCMedia@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports First Quarter 2017 Results
Dallas, TX (April 26, 2017) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) today announced net income for the first quarter of 2017 of $143 million, or $0.40 per diluted common share.
First Quarter 2017 Key Highlights (variances compared to first quarter of 2016):

•	Total auto originations of $5.4 billion, down 21%

•	Core retail auto originations of $2.2 billion, down 16%

•	Total Chrysler Capital originations of $3.2 billion, down 23%

•	Net finance and other interest income of $1.1 billion, down 8%

•	Net leased vehicle income of $128 million, up 18%

•	Return on average assets of 1.5%

•	Average managed assets of $51.2 billion, down 3%

•	Common equity tier 1 (CET1) ratio of 13.8%, up 170 bps

•	Executed Banco Santander flow agreement - $700 million inaugural transaction

•	Issued $3.1 billion in securitizations

•	49 ABS tranches upgraded, positively impacting more than $4.2 billion in securities

“We are pleased to report solid financials in the first quarter of 2017 as we remain disciplined in our approach to credit in a competitive environment, focusing on maximizing originations with appropriate risk-adjusted returns across the full credit spectrum. This strategy, in addition to our focus on compliance and our commitment to our customers has delivered value to all our stakeholders through cycles,” said Jason Kulas, President and Chief Executive Officer.

Mr. Kulas continued, “At the end of the first quarter of 2017 we executed an agreement to flow prime retail loans to Banco Santander and closed the inaugural transaction. We expect this strategy to further strengthen our relationship with Fiat Chrysler Automobiles (FCA) and positively influence Chrysler Capital by providing a stable framework for originations.”
Finance receivables, loans and leases, net1 of $34.2 billion as of March 31, 2017 were flat versus December 31, 2016. Net finance and other interest income decreased 8 percent to $1.1 billion in the first quarter of 2017 from $1.2 billion in the first quarter of 2016, primarily driven by a shift in credit mix as a result of disciplined underwriting standards, and higher cost of funds, which was driven by an increase in benchmark rates.
SC’s average annual percentage rate (APR) as of the end of the first quarter of 2017 for retail installment contracts (RICs) held for investment was 16.5 percent, down from 16.7 percent as of the end of the first quarter of 2016. These APRs are consistent with credit trends in our held for investment portfolio. As of the end of the first quarter of 2017, RICs with FICO® scores less than 540 decreased to 22.3 percent, from 23.2 percent as of the end of the first quarter of 2016. In addition, RICs with FICO® scores greater than 640 increased to 13.8 percent, from 11.9 percent.
Net leased vehicle income increased 18.1 percent to $128 million in the first quarter of 2017 from $108 million in the first quarter of 2016 as a result of the continued growth of our leasing portfolio.

1 Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles

The allowance ratio2 increased 10 basis points, to 12.7 percent as of March 31, 2017, from 12.6 percent as of December 31, 2016, primarily driven by the increased balance of loans classified as troubled debt restructurings (TDRs). A TDR is an accounting classification for assets that meet certain loan modification or extension criteria. Loan modifications and extensions are utilized to offer assistance to some customers experiencing temporary financial hardship. Under GAAP, the allowance for assets classified as TDRs takes into consideration expected lifetime losses and assets classified as TDRs will not be reclassified to non-TDR regardless of subsequent performance.

SC’s RIC net charge-off and delinquency ratio3 increased to 8.8 percent and 3.9 percent, respectively, for the first quarter of 2017 from 7.6 percent and 3.1 percent, respectively, for the first quarter of 2016. The increases in the net charge-off and delinquency ratios, and in TDR balances, were driven by the aging of the more nonprime 2015 vintage, and slower portfolio growth since the prior year first quarter.

Provision for credit losses decreased to $635 million in the first quarter of 2017, from $660 million in the first quarter of 2016, driven primarily by lower allowance for credit loss build. This was partially offset by higher net credit losses incurred during the quarter.

In the first quarter of 2017, SC recorded net investment losses of $76 million, compared to net investment losses of $69 million in the first quarter of 2016. The current period losses were primarily driven by $65 million of lower of cost or market adjustments related to the held for sale personal lending portfolio, including $111 million in customer default activity and a $46 million decrease in market discount consistent with typical seasonal patterns. Excluding the impact of personal lending, net investment losses totaled $12 million.

“During the quarter we demonstrated strong access to liquidity, executing more than $7.4 billion in new initiatives including $3.1 billion in securitizations from our SDART and DRIVE platforms and $700 million in prime loan sales to Banco Santander.” said Izzy Dawood, Chief Financial Officer.

Mr. Dawood continued, “As portfolio growth moderates, we remain fully committed to managing our expenses and maintaining top-tier efficiency relative to peers.”

During the first quarter of 2017, SC incurred $305 million of operating expenses, up 5 percent from $291 million in the first quarter of 2016. The increase was driven by continued investment in compliance and control functions and severance expense related to efficiency efforts. SC's expense ratio for the quarter increased to 2.4 percent, up from 2.2 percent during the same period last year.

In line with SC’s strategy to leverage its scalable servicing platform and increase servicing fee income, SC executed asset sales of $931 million during the first quarter of 2017 through the new agreement with Banco Santander and existing loan sale programs, under which it retains servicing. The serviced for others portfolio of $11 billion as of March 31, 2017, is down 23 percent from March 31, 2016, driven by lower prime originations and lower prime asset sales, and down 8 percent from December 31, 2016. Servicing fee income decreased 29 percent to $32 million in the first quarter of 2017, from $44 million in the first quarter of 2016.

2 Excludes end of period balances on purchased receivables portfolio of $211 million and finance receivables held for sale of $1.9 billion
3 Net charge-off ratio stated on a recorded investment basis which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs

Conference Call Information
SC management will host a conference call and webcast to discuss the first quarter results and other general matters at 9 a.m. Eastern Time on Wednesday, April 26, 2017. The conference call will be accessible by dialing 877-407-0792 (U.S. domestic), or 201-689-8263 (international). Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Q1 2017 Earnings Call. Additionally there will be several slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 844-512-2921 (U.S. domestic), or 412-317-6671 (international), conference ID 13660488, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call, and the webcast replay will be available through May 10, 2017. An investor presentation will also be available by visiting the Investor Relations page of SC’s website at http://investors.santanderconsumerusa.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the U.S. Securities and Exchange Commission (SEC). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the inherent limitations in internal controls over financial reporting; (b) our ability to remediate any material weaknesses in internal controls over financial reporting completely and in a timely manner; (c) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (d) adverse economic conditions in the United States and worldwide may negatively impact our results; (e) our business could suffer if our access to funding is reduced; (f) significant risks we face implementing our growth strategy, some of which are outside our control; (g) unexpected costs and delays in connection with exiting our personal lending business; (h) our agreement with Fiat Chrysler Automobiles US LLC may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (i) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (j) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (k) loss of our key management or other personnel, or an inability to attract such management and personnel; (l) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (m) future changes in our relationship with Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service, technology-driven consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, has a managed asset portfolio of approximately $51 billion (as of March 31, 2017), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
First Quarter 2017

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	5
Table 2: Condensed Consolidated Statements of Income	6
Table 3: Other Financial Information	7
Table 4: Credit Quality	9
Table 5: Originations	10
Table 6: Asset Sales	11
Table 7: Ending Portfolio	12
Table 8: Reconciliation of Non-GAAP Measures	13

Table 1: Condensed Consolidated Balance Sheets

	March 31, 2017	December 31, 2016
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$420,826	$160,180
Finance receivables held for sale, net	1,856,019	2,123,415
Finance receivables held for investment, net	23,444,625	23,481,001
Restricted cash	2,946,736	2,757,299
Accrued interest receivable	306,742	373,274
Leased vehicles, net	8,927,536	8,564,628
Furniture and equipment, net	67,921	67,509
Federal, state and other income taxes receivable	93,386	87,352
Related party taxes receivable	467	1,087
Goodwill	74,056	74,056
Intangible assets	32,275	32,623
Due from affiliates	29,480	31,270
Other assets	861,871	785,410
Total assets	$39,061,940	$38,539,104
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$4,958,638	$6,739,817
Notes payable — secured structured financings	23,666,666	21,608,889
Notes payable — related party	2,850,000	2,975,000
Accrued interest payable	37,759	33,346
Accounts payable and accrued expenses	414,851	379,021
Deferred tax liabilities, net	1,342,055	1,278,064
Due to affiliates	90,341	50,620
Other liabilities	282,632	235,728
Total liabilities	33,642,942	33,300,485

Equity:
Common stock, $0.01 par value	3,594	3,589
Additional paid-in capital	1,662,200	1,657,611
Accumulated other comprehensive income (loss), net	35,504	28,259
Retained earnings	3,717,700	3,549,160
Total stockholders’ equity	5,418,998	5,238,619
Total liabilities and equity	$39,061,940	$38,539,104

Table 2: Condensed Consolidated Statements of Income

	Three Months Ended March 31,
	2017	2016
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,209,186	$1,286,195
Leased vehicle income	418,233	329,792
Other finance and interest income	3,825	3,912
Total finance and other interest income	1,631,244	1,619,899
Interest expense	227,089	184,735
Leased vehicle expense	290,171	221,360
Net finance and other interest income	1,113,984	1,213,804
Provision for credit losses	635,013	660,170
Net finance and other interest income after provision for credit losses	478,971	553,634
Profit sharing	7,945	11,394
Net finance and other interest income after provision for credit losses and profit sharing	471,026	542,240
Investment losses, net	(76,399)	(69,056)
Servicing fee income	31,684	44,494
Fees, commissions, and other	100,195	102,120
Total other income	55,480	77,558
Compensation expense	136,262	119,842
Repossession expense	71,299	73,545
Other operating costs	97,517	97,469
Total operating expenses	305,078	290,856
Income before income taxes	221,428	328,942
Income tax expense	78,001	120,643
Net income	$143,427	$208,299

Net income per common share (basic)	$0.40	$0.58
Net income per common share (diluted)	$0.40	$0.58
Weighted average common shares (basic)	359,105,050	357,974,890
Weighted average common shares (diluted)	360,616,032	358,840,322

Table 3: Other Financial Information

	Three Months Ended March 31,
	2017	2016
Ratios	(Unaudited, Dollars in thousands)
Yield on individually acquired retail installment contracts	15.7%	16.5%
Yield on purchased receivables portfolios	20.2%	25.3%
Yield on receivables from dealers	5.3%	5.2%
Yield on personal loans (1)	24.8%	22.6%
Yield on earning assets (2)	13.5%	14.6%
Cost of debt (3)	2.9%	2.4%
Net interest margin (4)	11.2%	12.7%
Expense ratio (5)	2.4%	2.2%
Return on average assets (6)	1.5%	2.2%
Return on average equity (7)	10.8%	18.6%
Net charge-off ratio on individually acquired retail installment contracts (8)	8.8%	7.6%
Net charge-off ratio on purchased receivables portfolios (8)	0.6%	—
Net charge-off ratio on receivables from dealers (8)	—	—
Net charge-off ratio on personal loans (8)	78.5%	—
Net charge-off ratio (8)	8.8%	7.5%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	3.9%	3.1%
Delinquency ratio on personal loans, end of period (9)	12.0%	11.0%
Delinquency ratio on loans held for investment, end of period (9)	3.8%	3.1%
Allowance ratio (10)	12.7%	12.0%
Common Equity Tier 1 capital ratio (11)	13.8%	12.1%

Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$598,933	$540,313
Charge-offs, net of recoveries, on purchased receivables portfolios	353	(24)
Charge-offs, net of recoveries, on receivables from dealers	—	—
Charge-offs, net of recoveries, on personal loans***	3,458	—
Charge-offs, net of recoveries, on capital leases	1,314	2,471
Total charge-offs, net of recoveries	$604,058	$542,760
End of period Delinquent principal over 60 days, individually acquired retail installment contracts held for investment	$1,044,288	$852,863
End of period Delinquent principal over 60 days, personal loans	$169,429	$153,608
End of period Delinquent principal over 60 days, loans held for investment	$1,049,030	$864,433
End of period assets covered by allowance for credit losses	$27,188,404	$27,719,697
End of period Gross finance receivables and loans held for investment	$27,371,719	$27,981,142
End of period Gross finance receivables, loans, and leases held for investment	$37,447,052	$36,280,402
Average Gross individually acquired retail installment contracts held for investment	$27,089,438	$27,065,426
Average Gross personal loans held for investment	$17,610	$9,128
Average Gross individually acquired retail installment contracts	$28,200,907	$28,319,861
Average Gross purchased receivables portfolios	220,786	337,180
Average Gross receivables from dealers	70,165	76,415
Average Gross personal loans	1,488,665	1,727,635
Average Gross capital leases	30,599	60,003
Average Gross finance receivables, loans and capital leases	$30,011,122	$30,521,094
Average Gross finance receivables, loans, and leases	$39,860,199	$38,292,053
Average Managed assets	$51,229,729	$52,961,885
Average Total assets	$38,910,193	$37,112,650
Average Debt	$31,553,342	$30,948,314
Average Total equity	$5,325,581	$4,491,317

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases

(5)	“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)
“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio. Effective as of September 30, 2016, the Company records the charge-off activity for certain personal loans within the provision for credit losses due to the reclassification of these loans from held for sale to held for investment.

(9)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period gross balance of the respective portfolio, excludes capital leases

(10)	“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

(11)
“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 8 of this release)

Table 4: Credit Quality

Amounts related to our individually acquired retail installment contracts as of and for the three months ended March 31, 2017 and 2016, are as follows:

(Unaudited, Dollars in thousands)

	Three Months Ended March 31,
	2017	2016
Credit loss allowance — beginning of period	$3,411,055	$3,197,414
Provision for credit losses	629,097	663,126
Charge-offs	(1,224,697)	(1,150,628)
Recoveries	625,764	610,315
Credit loss allowance — end of period	$3,441,219	$3,320,227

Net charge-offs	$598,933	$540,313
Average unpaid principal balance (UPB)	27,089,438	28,319,861
Charge-off ratio[1]	8.8%	7.6%

	March 31, 2017[2]		December 31, 2016[2]
Principal 30-59 days past due	$2,336,113	8.6%	$2,911,800	10.7%
Delinquent principal over 59 days[3]	1,148,517	4.2%	1,520,105	5.6%
Total delinquent contracts	$3,484,630	12.8%	$4,431,905	16.3%

	March 31, 2017	December 31, 2016
TDR - Unpaid principal balance	$5,788,390	$5,599,567
TDR - Impairment	1,604,489	1,611,295
TDR allowance ratio	27.7%	28.8%

Non-TDR - Unpaid principal balance	$21,286,466	$21,528,406
Non-TDR - Allowance	1,836,730	1,799,760
Non-TDR allowance ratio	8.6%	8.4%

Total - Unpaid principal balance	$27,074,856	$27,127,973
Total - Allowance	3,441,219	3,411,055
Total allowance ratio	12.7%	12.6%

1“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective portfolio
2Percent of unpaid principal balance.
3Interest is accrued until 60 days past due in accordance with the Company's account policy for retail installment contracts.

Table 5: Originations

	Three Months Ended		Three Months Ended
	March 31, 2017	March 31, 2016	December 31, 2016
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$3,185,373	$4,418,930	$3,068,154
Average APR	17.0%	15.3%	15.4%
Average FICO® (a)	593	601	604
Discount	0.4%	0.6%	0.3%

Personal loans	$—	$9	$190,143
Average APR	—	24.9%	25.2%
Discount	—	—	—

Leased vehicles	$1,600,659	$1,617,080	$971,865

Capital lease receivables	$1,177	$1,853	$1,424
Total originations retained	$4,787,209	$6,037,872	$4,231,586

Sold Originations (b)
Retail installment contracts	$601,205	$743,873	$484,916
Average APR	5.8%	2.5%	4.4%
Average FICO® (c)	727	761	746
Total originations sold	$601,205	$743,873	$484,916

Total originations	$5,388,414	$6,781,745	$4,716,502

(a)
Unpaid principal balance excluded from the weighted average FICO score is $443 million, $813 million, and $426 million for the three months ended March 31, 2017 and 2016, and the three months ended December 31, 2016, respectively, as the borrowers on these loans did not have FICO scores at origination.

(b)	Only includes assets both originated and sold in the period. Total asset sales for the period are shown in Table 6.

(c)
Unpaid principal balance excluded from the weighted average FICO score is $80 million, $97 million, and $50 million for the three months ended March 31, 2017 and 2016, and the three months ended December 31, 2016, respectively, as the borrowers on these loans did not have FICO scores at origination.

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended		Three Months Ended
	March 31, 2017	March 31, 2016	December 31, 2016
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$930,590	$859,955	$1,381,036
Average APR	5.9%	2.4%	6.3%
Average FICO®	726	764	721

Personal loans	$—	$869,349	$—
Average APR	—	17.9%	—
Total asset sales	$930,590	$1,729,304	$1,381,036

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted dealer discount of our held for investment portfolio as of March 31, 2017, and December 31, 2016, are as follows:

	March 31, 2017	December 31, 2016
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$27,285,930	$27,358,147
Average APR	16.5%	16.4%
Discount	1.8%	2.3%

Personal loans	$15,412	$19,361
Average APR	32.9%	31.5%

Receivables from dealers	$70,377	$69,431
Average APR	5.1%	4.9%

Leased vehicles	$10,047,574	$9,612,953

Capital leases	$27,759	$31,872

Table 8: Reconciliation of Non-GAAP Measures

	Three Months Ended
	March 31, 2017	March 31, 2016
	(Unaudited, Dollar amounts in thousands)
Total equity	$5,418,998	$4,604,739
Deduct: Goodwill and other intangible assets, net of deferred tax liabilities	182,156	201,684
Deduct: Accumulated other comprehensive income, net	35,504	(36,065)
Tier 1 common capital	$5,201,338	$4,439,120
Risk weighted assets (a)	$37,799,513	$36,691,264
Common Equity Tier 1 capital ratio (b)	13.8%	12.1%

(a)
Under the banking agencies' risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in the Company's and the Bank's total Risk weighted assets.

(b)	CET1 is calculated under Basel III regulations required as of January 1, 2015.